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                                                                     Exhibit 5.2


                                [Letterhead of]

                          CRAVATH, SWAINE & MOORE LLP
                               [New York Office]



                                                                October 25, 2004


                                  Tax Opinion



Dear Ladies and Gentlemen:

      You have requested our opinion as to certain U.S. Federal income tax consequences relating to the proposed merger (the "Merger") of DWA Acquisition Corp., a Delaware corporation ("MergerCo"), into Pacific Data Images, Inc., a California corporation ("PDI"). MergerCo is a wholly-owned direct subsidiary of DreamWorks Animation SKG, Inc., a Delaware corporation ("DWA"). The Merger is described in the Registration Statement on Form S-1 (the "Registration Statement"), filed by DWA with the Securities and Exchange Commission on July 21, 2004 in connection with the registration and sale in an initial public offering of shares of Class A common stock of DWA (the "Class A Common Stock"), and amended by Amendment No. 1 thereto on September 3, 2004 ("Amendment No. 1"), Amendment No. 2 thereto on September 27, 2004 ("Amendment No. 2"), Amendment No. 3 thereto on October 12, 2004 ("Amendment No. 3") and Amendment No. 4 thereto on the date hereof ("Amendment No. 4").

      In providing our opinion, we have examined and are relying upon (i) the Registration Statement, including Amendments No. 1, No. 2, No. 3 and No. 4 thereto, (ii) the Separation Agreement by and among DreamWorks L.L.C., DreamWorks Animation L.L.C. and DWA, dated as of October 27, 2004 (the "Separation Agreement") in a form substantially consistent with the Form of Separation Agreement filed as an exhibit to Amendment No. 4, (iii) the Stockholder Agreement among DWA, DWA Escrow LLLP, M&J K Dream Limited Partnership, the JK Annuity Trust, the MK Annuity Trust, the Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., DW Investment II, Inc., Jeffrey Katzenberg, David Geffen and Paul Allen, dated as of October 27, 2004 (the "Vulcan Stockholder Agreement") in a form substantially consistent with the Form of Vulcan Stockholder Agreement filed as an exhibit to Amendment No. 4, (iv) the Stockholder Agreement among DWA Escrow LLLP, M&J K Dream Limited Partnership, the JK Annuity Trust, the MK Annuity Trust, the Katzenberg 1994 Irrevocable Trust, DG-DW, L.P., Jeffrey Katzenberg and David Geffen, dated as of October 27, 2004 (the "Class B


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Stockholder Agreement") in a form substantially consistent with the Form of
Class B Stockholder Agreement filed as an exhibit to Amendment No. 4, (v) the Restated Certificate of Incorporation of DWA, dated as of October 27, 2004 in a form substantially consistent with the Form of Restated Certificate of Incorporation of DWA filed as an exhibit to Amendment No. 4, (vi) the By-Laws of DWA, dated as of October 27, 2004, in a form substantially consistent with the Form of By-Laws of DWA filed as an exhibit to Amendment No. 4, (vii) the Limited Liability Limited Partnership Agreement of DWA Escrow LLLP, dated as of October 27, 2004, in a form substantially consistent with the Form of Limited Liability Limited Partnership Agreement of DWA Escrow LLLP filed as an exhibit to Amendment No. 4, (viii) the Formation Agreement among DWA, DreamWorks L.L.C., DWA Escrow LLLP and the Stockholders and certain other persons, dated as of October 27 2004 (the "Formation Agreement") in a form substantially consistent with the Form of Limited Liability Limited Partnership Agreement of DWA Escrow LLLP filed as an exhibit to Amendment No. 4, (ix) the Registration Rights Agreement among DWA, DWA Escrow LLLP, M&J K Dream Limited Partnership, DG-DW, L.P., DW Investment II, Inc., DW LIPS, L.P., and certain other persons, dated as of October 27, 2004 (the "Registration Rights Agreement") in a form substantially consistent with the Form of Registration Rights Agreement filed as an exhibit to Amendment No. 4, (x) the Sixth Amended and Restated Limited Liability Company Agreement of DreamWorks L.L.C., as amended through the date hereof and (xi) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

      In addition, we have assumed that, as of the date hereof and at the time of the transactions described in the Registration Statement, (i) the representations made in the above-listed documents as well as in the Registration Statement are true, correct and complete, (ii) the statements set forth in the above-listed documents as well as in the Registration Statement, including the manner in which each of the transactions is described therein, are true, correct and complete, (iii) any representations made in the above-listed documents and in the Registration Statement "to the best knowledge of", qualified by materiality or any similar qualification are true, correct and complete without such qualification and (iv) each of the transactions described in the above-listed documents and the Registration Statement will be consummated in the manner contemplated therein. If any of our assumptions is untrue, our opinion as expressed below may be adversely affected and may not be relied upon.

      Our opinions are based upon existing statutory, regulatory and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined and the facts and assumptions set forth herein. Our opinions cannot be relied upon if any of the material facts stated in those documents or assumptions are, or later become, inaccurate or if there is a material change in applicable law. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Our opinions are limited to the U.S. Federal income tax matters specifically covered in this opinion, and we have not been asked to address, nor have we addressed, any other tax consequences associated with the transactions described in this letter.


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      Based upon the foregoing, we are of opinion that, for U.S. Federal income tax purposes:

      a) Holders of common stock of PDI (the "PDI Stock") will not recognize any income, gain or loss in connection with the exchange of their PDI Stock for Class A Common Stock pursuant to the Merger.

      b) The aggregate basis of the Class A Common Stock received by each holder of PDI Stock in the Merger will equal such holder's basis in the PDI Stock with respect to which the Class A Common Stock was received.

      c) The holding period for the Class A Common Stock received by a holder of PDI Stock in the Merger will include its holding period for the PDI Stock with respect to which the Class A Common Stock was received, provided that such PDI Stock was held as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended) by such holder.

      This opinion is being provided for the benefit of PDI and its shareholders.

                                      Very truly yours,



                                      /s/ CRAVATH, SWAINE & MOORE LLP

Pacific Data Images, Inc.
      1800 Seaport Blvd.
           Redwood City, CA 94063

9NS